EXHIBIT 99.1

Press Release	[i2 Logo]

i2 Announces Delisting by NASDAQ of its Common Stock

i2 Plans Appeal

DALLAS — May 8, 2003 – i2 Technologies, Inc. (NASDAQ: ITWOE), has been notified by NASDAQ that its common stock will be delisted from the NASDAQ Stock Market effective at the opening of the market on Friday, May 9, 2003. As support for its decision, a NASDAQ Listing Qualifications Panel noted that i2 has not yet filed its annual report on Form 10-K for the fiscal year ended December 31, 2002 or any restatements with respect to prior periods currently being re-audited.

As previously announced, i2 is working diligently to bring current its filings with the SEC, which is dependent upon completing the Company’s ongoing re-audits. i2 currently believes that it will file its annual report on Form 10-K, as well as its quarterly report on Form 10-Q for the quarter ended March 31, 2003, in June. Based on i2’s belief that it will be able to complete and file its required SEC filings within this time period, the Company has determined to appeal the Listing Qualification Panel’s decision. During the appeals process, i2’s common stock will remain delisted and there can be no assurance as to whether or not the appeals process will lead to a different result.

In the event that the Company’s appeal is unsuccessful, i2 intends to re-apply to the NASDAQ National Market at such time that it can satisfy NASDAQ’s initial listing requirements, which include, among other things, a minimum bid requirement of $5. There can be no assurance that i2’s common stock will satisfy the minimum bid requirement or that the common stock will otherwise be approved for listing.

i2 also believes that its common stock will be eligible to trade on the OTC Bulletin Board once its annual report on Form 10-K and quarterly report on Form 10-Q have been filed with the SEC. In the meantime, the Company’s common stock may become quoted in the Pink Sheets upon application by a market maker.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding the timing for the filing of our annual report on Form 10-K and quarterly report on Form 10-Q, and the appeal of the decision to delist our common stock. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from these expectations. Factors that could cause actual results to differ could include the results and duration of the re-audit of i2’s financial statements; and our ability to timely file our annual report on Form 10-K and quarterly report on Form 10-Q. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC (for the purpose of reviewing the risk factors only), particularly the annual report on Form 10-K filed April 1, 2002 and quarterly report on Form 10-Q filed November 14, 2002. i2 assumes no obligation to update the forward-looking information contained in this press release.

Media Contact:

Melanie Ofenloch

i2 Corporate Communications

469/357-3027

melanie_ofenloch@i2.com

Investor Contact

Barry Sievert

i2 Investor Relations

469/357-1000

investor@i2.com